UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Dell Inc.

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Michael Dell Isn’t Trying to Pull a Fast One

By William D. Cohan

Michael Dell roiled Wall Street and the technology industry by announcing last month that he and the private-equity firm Silver Lake Partners would be taking his eponymous home-computer maker private. The deal raised many questions — most important, whether Dell, by far the largest shareholder, and Silver Lake were paying Dell’s fellow shareholders a fair price for their stock — yet I’ve read little in the business press that tackled them satisfactorily.

So I was pleased to open my New York Times last week to see that Gretchen Morgenson, the Pulitzer Prize-winning financial columnist, was delving into the Dell Inc. deal. Thanks to her long tenure, sharp insights and willingness to speak truth to power, she is arguably the most respected financial writer around.

Yet this time my pleasure turned to dismay. Morgenson, writing about the need for an independent, third-party financial evaluation of Silver Lake’s and the management’s $24.4 billion proposal for Dell, got it terribly wrong.

This is not because the need for a powerful independent voice representing non-management shareholders is a boneheaded idea. Rather, it’s such a good and important idea that the Dell board had already thought of it, and done it. Morgenson acknowledged this in passing, but nonetheless said that “investors would benefit” from a new investigation by something called the Shareholder Forum, a “nonpartisan” (whatever that means in this context) organization headed by a former investment banker, Gary Lutin, that says it supports “investor access to decision-making information.”

Shareholder Interests

For those who came away from the Morgenson column with the impression that Michael Dell might be stealing his own company, I’ll recount what really happened over the last few months. The facts should give comfort to Dell shareholders otherwise worried that nobody was looking out for their interests while the deal went down.

In August 2012, Dell, a 48-year billionaire, told his board of directors, of which he was the chairman, that he was considering making a proposal, with a to-be-determined private- equity firm, to buy the 86 percent of the company he didn’t already own. Immediately, as is appropriate under the circumstances, the board formed a four-member “special committee” to evaluate Dell’s proposal on behalf of the outside shareholders of the firm. As its chairman, the directors selected Alex Mandl, a former telecommunications executive whom I know as an extremely honorable man from my days as an investment banker. The special committee consisted of three other people I don’t know, but who from all accounts are also highly respected: Ken Duberstein, a former chief of staff to President Ronald Reagan; Laura Conigliaro, a former technology analyst and partner at Goldman Sachs Group Inc.; and Janet Clark, the chief financial officer at Marathon Oil Corp.

The special committee has met more than 25 times, according to Dell’s public filings, including participating in six board meetings with only the independent directors present (meaning without Michael Dell, the board’s chairman.) Working with JPMorgan Chase & Co., its financial adviser; Debevoise & Plimpton LLP, its legal adviser; and an unidentified management consultant who was hired to conduct a strategic review of the company, the committee spent five months considering a variety of alternatives to what Dell was proposing.

It explored all options in search of maximizing shareholder value: Should the company stay public and continue to execute its business plan? Should it modify its business plan? Should the company do a “leveraged re-cap” — take on some debt and pay out a dividend to shareholders — while the stock remained publicly traded? Should the company sell assets, such as its financial-services arm or its personal-computer business? Should Dell sell itself to another company or consider a merger?

Raised Bid

In late October, the special committee started negotiating with Silver Lake as well as another (unidentified) private- equity firm that was also considering buying Dell. While the specifics of the bidding have not yet been released publicly — that will likely be explained more fully in the proxy statement to be filed in May before the shareholder vote — the special committee asked both private-equity firms to increase their initial bids in order to stay in the process. Silver Lake raised its bid; the other firm dropped out.

The committee then invited a third private-equity firm to perform due diligence and to make a bid for the company. But after a few weeks spent studying Dell Inc. (DELL) from the inside, it also dropped out. Then the special committee sat down to negotiate a final price and a contract with Silver Lake. At one point, the committee got Silver Lake to increase its final price to $13.65 per share after Michael Dell agreed to value his own shares at $13.36 per share, a 2.2 percent haircut that cost him a cool $71 million of value. Not material to a billionaire, perhaps, but a nice gesture all the same.

Michael Dell made another important concession to the special committee: That a majority of the non-management shareholders would need to approve the deal for it to happen, essentially silencing his own millions of votes.

But wait, there’s more. The special committee then hired Evercore Partners Inc. (EVR), the investment-banking firm, to find a higher bid for Dell, if possible. Evercore has 45 days (and perhaps even longer under some circumstances) to find a better offer; its compensation is heavily skewed toward doing just that. The special committee also negotiated a minuscule breakup fee of $180 million that would go to Silver Lake if the deal fell through, far less than the 3 percent of equity value that has become a norm. This means anyone wanting to top the Silver Lake deal would only have to pay an additional dime, or so, per share to do so, chicken feed in this context.

Although the $13.65 per share offer for Dell was a 37 percent premium to the average closing price of Dell stock during the previous three months, and JPMorgan deemed the price “fair” from a financial point of view, it is not a surprise that some shareholders — such as Southeastern Asset Management Inc., the second-largest shareholder — want a higher price. Of course, they do. When it comes to a buyout offer, more is always better.

To suggest that the special committee didn’t do its job is an insult to its members and to its advisers, who certainly appear to be working very hard to get the best deal for all shareholders. If you have Dell stock and you don’t like Silver Lake’s deal, the solution isn’t to get another valuation. The solution is to vote down the deal and live with the consequences.

(William D. Cohan, the author of “Money and Power: How Goldman Sachs Came to Rule the World,” is a Bloomberg View columnist. He was formerly an investment banker at Lazard Freres, Merrill Lynch and JPMorgan Chase. The opinions expressed are his own.)

Forward-looking Statements

Any statements in these materials about prospective performance and plans for the Company, the expected timing of the completion of the proposed merger and the ability to complete the proposed merger, and other statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, other than historical facts, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Factors or risks that could cause our actual results to differ materially from the results we anticipate include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2) the inability to complete the proposed merger due to the failure to obtain stockholder approval for the proposed merger or the failure to satisfy other conditions to completion of the proposed merger, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; (3) the failure to obtain the necessary financing arrangements set forth in the debt and equity commitment letters delivered pursuant to the merger agreement; (4) risks related to disruption of management’s attention from the Company’s ongoing business operations due to the transaction; and (5) the effect of the announcement of the proposed merger on the Company’s relationships with its customers, operating results and business generally.

Actual results may differ materially from those indicated by such forward-looking statements. In addition, the forward-looking statements included in the materials represent our views as of the date hereof. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date hereof. Additional factors that may cause results to differ materially from those described in the forward-looking statements are set forth in the Company’s Annual Report on Form 10–K for the fiscal year ended February 3, 2012, which was filed with the SEC on March 13, 2012, under the heading “Item 1A—Risk Factors,” and in subsequent reports on Forms 10–Q and 8–K filed with the SEC by the Company.

Additional Information and Where to Find It

In connection with the proposed merger transaction, the Company will file with the SEC and furnish to the Company’s stockholders a proxy statement and other relevant documents. These materials do not constitute a solicitation of any vote or approval. Stockholders are urged to read the proxy statement when it becomes available and any other documents to be filed with the SEC in connection with the proposed merger or incorporated by reference in the proxy statement because they will contain important information about the proposed merger.

Investors will be able to obtain a free copy of documents filed with the SEC at the SEC’s website at http://www.sec.gov. In addition, investors may obtain a free copy of the Company’s filings with the SEC from the Company’s website at http://content.dell.com/us/en/corp/investor-financial-reporting.aspx or by directing a request to: Dell Inc. One Dell Way, Round Rock, Texas 78682, Attn: Investor Relations, (512) 728-7800, investor_relations@dell.com.

The directors, executive officers and certain other members of management and employees of the Company may be deemed “participants” in the solicitation of proxies from stockholders of the Company in favor of the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the stockholders of the Company in connection with the proposed merger will be set forth in the proxy statement and the other relevant documents to be filed with the SEC. You can find information about the Company’s executive officers and directors in its Annual Report on Form 10-K for the fiscal year ended February 3, 2012 and in its definitive proxy statement filed with the SEC on Schedule 14A on May 24, 2012.